China Green Agriculture, Inc. Reports Third Quarter Fiscal Year 2009 Financial Results

•	Company Exceeds Third Quarter Revenue and EPS Guidance
•	Third Quarter 2009 Sales Increase 99.4% to $8.8 million, Net Income increases 132.7% to $3.9 million with EPS of $0.21
•	First Nine Months of FY2009 Sales Increase 60.7% to $24.7 million, Net Income increases 56.1% to $10 million with EPS of $0.54
•	Company Raises Fiscal Year 2009 Revenue and EPS Guidance to at least $32.8 million and $0.71, respectively
•	Management to Host Earnings Conference Call on May 12 at 9:00 am ET

XI'AN, China, May 11 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE Amex: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Techteam"), today announced its financial results for the third quarter of fiscal year 2009 ending March 31, 2009.

Summary Results

Q3 2009 Results
	Q3 2009	Q3 2008	CHANGE
Net Sales	$8.8 million	$4.4 million	+99.4%
Gross Profit	$5.1 million	$2.5 million	+106.5%
Net Income	$3.9 million	$1.7 million	+132.7%
EPS (Basic and Diluted)	$0.21	$0.09	+129.6%

Third Quarter 2009 Results

Net sales for the third quarter of fiscal year 2009 totaled $8.8 million, up 99.4% from $4.4 million in the same quarter of fiscal year 2008. Techteam’s sales of humic acid based liquid compound fertilizers contributed to 77.6% of our total net sales. For the third quarter of fiscal year 2009, Techteam’s net sales increased $3.3 million, or 95.0%, to $6.9 million from $3.5 million for the same quarter of fiscal year 2008. The increase was due primarily to 17 new products introduced to the market during the last 12 months and recent upgrades to the current production facility which increased annual capacity from 10,000 metric tons to 15,000 metric tons. Sales volume increased 60.8% to 3,364 tons in the third quarter of fiscal year 2009, versus 2,091 tons in the same period of 2008. Sales of agricultural products from Jintai, namely top-grade fruits, vegetables, flowers and colored seedlings increased 116.2% and accounted for $2.0 million, or 22.4% of total net sales. The increase in revenue growth from Jintai when compared with previous quarters was primarily due to the strong sales of our various decorative flowers, mainly butterfly orchids, big orchids and red leaf flowers during this year’s holiday.

Gross profit for the third quarter of fiscal year 2009 totaled $5.1 million, an increase of 106.5% from $2.5 million in the same quarter of 2008. Gross profit margin was 57.3% for the third quarter of fiscal year 2009, up from 55.3% in the third quarter of fiscal year 2008.

Operating expenses for the third quarter of fiscal year 2009 were $0.6 million, up from $0.4 million in the same quarter of fiscal year 2008, with the increase mainly being derived from incremental public company expenses. Operating expenses were 6.9% of net sales in the third quarter of fiscal year 2009, down from 9.0% of net sales in the corresponding quarter of fiscal year 2008.

Operating income for the third quarter of fiscal year 2009 was $4.5 million, up 116.9% from $2.1 million in the third quarter of fiscal year 2008. Operating margin was 50.4%, compared to 46.3% in the same quarter of fiscal year 2008.

Net income for the third quarter of fiscal year 2009 was $3.9 million, or $0.21 per basic and fully diluted share, up 132.7% compared with net income of approximately $1.7 million, or $0.09 per basic and fully diluted share, during the same period in fiscal year 2008. In the third quarter of 2009, the average weighted shares outstanding were 18.6 million shares versus 18.3 million shares in the year ago period. .

"We are pleased with our financial results which exceeded both our revenue and EPS guidance for the third quarter of fiscal year 2009", stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture."We continue to deliver year-over-year growth in each of our fertilizer product categories, which is driven by a broader number of distributors across a larger geographic footprint, while maintaining industry leading margins. We are confident that the drivers in place, including increasing demand for green fertilizers supported by consumer food safety and environmental concerns, along with the desire for higher crop yields, will enable us to deliver further revenue and earnings growth for our company during 2009."

Nine Months Results

For the nine months of fiscal year 2009, net sales increased 60.7% to $24.7 million, up from $15.4 million in the corresponding year ago period. For the nine months of fiscal year 2009, Techteam’s net sales, which accounted for 78.6% of total net sales, increased $7.5 million, or 64.0%, to $19.4 million from $11.9 million for the same period of 2008. This increase was benefited from new product introductions and improved production capacity. Sales volume increased 54.4% to 10,799 tons in the nine months of fiscal 2009, versus 6,992 tons in the same period of 2008.  Gross profit increased 56.7% to $14.1 million in the nine months of fiscal 2009, versus $9.0 million in the same period a year ago. Gross margin was 57.1% in the nine months of fiscal 2009 compared to 58.5% during the same period of fiscal year 2008. Operating income for the first nine months of fiscal 2009 rose 70.9% to $11.9 million compared to $7.0 million in the same period of fiscal 2008. Net income, was $10.0 million, or $0.54 per basic and fully diluted share, based on 18.6 million weighted average shares. Net income in the year ago period was $6.4 million, or $0.48 per basic and fully diluted share, based on 13.5 million weighted average shares.

Financial Condition

As of March 31, 2009, the Company had $13.6 million in cash and cash equivalents with working capital of $21.8 million. The Company maintained short term loans of $3.7 million and shareholders' equity of $28.2 million. The Company had no long term debt as of March 31, 2009. Accounts receivable stood at $6.9 million as of March 31, 2009 with trailing twelve month days sales outstanding of 59.7 compared to $3.6 million as of June 30, 2008 and corresponding days sales outstanding of 77.8. Inventories totaled $8.3 million as of March 31, 2009. For the nine months of fiscal 2009, the Company had $1.0 million in cash flows from operating activities, while capital expenditures amounted to approximately $3.1 million due to the building construction and equipment purchase for its new facility.

2009 Guidance

China Green Agriculture’s third quarter revenue of $8.8 million and EPS of $0.21 exceeds previously announced guidance for the third quarter of fiscal year 2009 of $7.7 million to $8.2 million and $0.14 to $0.17, respectively.

Management is increasing its guidance upward for fiscal year 2009 and now expects revenues of $32.8 million to $33.3 million and EPS of $0.71 to $0.74 per fully diluted share, respectively. Previous revenue and EPS guidance was $31.6 million to $32.8 million and $0.61 to $0.66 per fully diluted share, respectively. The Company's upward guidance reflects the anticipated strong sales from its green fertilizer products in the fourth quarter of 2009.

"We are well positioned to capitalize on the market opportunities within China's fertilizer and agriculture industry. With a national distribution network, state-of-the-art research and development, automated production, and superior after-sales support, we have successfully built  one of the premier organic compound fertilizer producers in China today," stated Mr. Li. “We believe CGA  will continue to benefit by offering high yielding and environmentally sustainable fertilizers which are paramount to China's agricultural production capabilities in the face of shrinking arable land, ongoing consumer food safety concerns and growing population. Supported by a vertically integrated platform that utilizes 511 distributors to sell our 131 branded products through 27 provinces in China, we have built an organization with multiple competitive advantages and superior operating metrics, as evidenced by our third quarter 2009 gross and operating profit margins of 57.3% and 50.4%, respectively. By leveraging our new facility which will be on line in August of 2009, we feel China Green Agriculture is well positioned to gain further market share in China's green fertilizer market, which will translate into long term revenue and net income growth," Mr. Li concluded.

Conference Call

The Company will conduct a conference call at 9:00am ET on Tuesday, May 12, 2009. Interested participants should call 1-800-688-0796 when calling within the United States or 1-617-614-4070 when calling internationally. When prompted by the operator, please mention conference passcode 623 913 35 or state ''China Green Agriculture Third Quarter Conference Call'' to join the call.

Event:	China Green Agriculture Third Quarter Conference Call

Date:	May 12, 2009

Time:	9:00am ET

US Dial In:	1-800-688-0796

Intl' Dial In:	1-617-614-4070

Passcode:	623 913 35

A playback will be available through Tuesday, May 19th, 2009. To listen, please call 1-888-286-8010 within the United States or 1-617-801-6888 when calling internationally. Utilize the pass code 481 589 21 for the replay.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("TechTeam"). TechTeam produces and sells approximately 15,000 metric tons of over 100 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are certified by the PRC government as green products and suitable for growing Grade AA "green" foods, also known as green products that contain little or no chemical materials, as stated by the China Green Food Research Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres).

China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces in the PRC. The leading five provinces by revenue for the three months ended March 31, 2009 are Shannxi (12.2%), Shandong (10.6%), Anhui (6.2%), Xinjiang (6.0%) and Henan (5.4%), which in total accounted for 40.5% of our total fertilizer sales from the sale of our fertilizer products. For more information, visit http://www.cgagri.com ..

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release

Contact:

China Green Agriculture, Inc.
 Ms. Ying Yang, Chief Financial Officer
 Tel:   +1-626-623-2575
 Email: yangying@techteam.com.cn

OR

HC International, Inc.
 Ted Haberfield, Executive VP
 Tel: 760-755-2716
 Email: thaberfield@hcinternational.net
 http://www.hcinternational.net

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND JUNE 30, 2008
(UNAUDITED)

ASSETS
	March 31, 2009	June 30, 2008
Current Assets
Cash and cash equivalents	$13,632,961	$16,612,416
Restricted cash	118,318	193,392
Accounts receivable, net	6,866,974	3,590,552
Inventories	8,258,769	3,988,979
Other assets	111,311	128,091
Advances to suppliers	140,347	512,845
Total Current Assets	29,128,680	25,026,275

Plant, Property and Equipment, Net	17,564,935	18,199,456

Construction In Progress	8,184,068	5,115,492

Intangible Assets, Net	1,101,277	1,180,159

Total Assets	$55,978,960	$49,521,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,235,570	$232,417
Unearned revenue	58,935	88,950
Other payables and accrued expenses	481,526	455,228
Registration rights liability	-	506,142
Advances from other unrelated companies	324,957	344,628
Amount due to related parties	31,157	31,121
Taxes payable	1,470,549	5,878,275
Short term loans	3,681,197	4,201,925
Total Current Liabilities	7,283,892	11,738,686

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	20,519,255	20,519,255

Commitment	-	-

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero shares issued and outstanding	-	-
Common stock, $.001 par value, 780,000,000 shares authorized, 12,281,569 shares issued and outstanding	12,282	12,068
Additional paid-in capital	2,016,604	1,200,077
Statuary reserve	2,988,308	1,882,797
Retained earnings	20,704,629	11,764,079
Accumulated other comprehensive income	2,453,990	2,404,419
Total Stockholders' Equity	28,175,813	17,263,442

Total Liabilities and Stockholders' Equity	$55,978,960	$49,521,382

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

	Nine Months Ended March 31,		Three Months Ended March 31,
	2009	2008	2009	2008
Net sales	$24,721,802	$15,382,089	$8,841,675	$4,434,926
Cost of goods sold	10,608,336	6,377,066	3,776,138	1,982,084
Gross profit	14,113,466	9,005,023	5,065,537	2,452,841
Operating expenses
Selling expenses	786,462	614,646	203,925	142,808
General and administrative expenses	1,432,514	1,430,762	408,740	256,800
Total operating expenses	2,218,976	2,045,408	612,665	399,608
Income from operations	11,894,490	6,959,615	4,452,872	2,053,233
Other income (expense)
Other income(expense)	4,862	39,647	207	655
Interest income	306,359	27,224	163,340	11,697
Interest expense	(560,257)	(284,361)	(112,334)	(86,761)
Bank charges	(1,560)	(6,442)	(130)	(4,939)
Total other income (expense)	(250,596)	(223,933)	51,083	(79,348)
Income before income taxes	11,643,894	6,735,682	4,503,955	1,973,886
Provision for income taxes	1,597,833	301,841	613,673	301,841
Net income	10,046,061	6,433,842	3,890,282	1,672,045
Other comprehensive items
Foreign currency translation gain	49,570	1,511,242	57,891	957,245
Comprehensive income	$10,095,631	$7,945,084	$3,948,173	$2,629,290

Basic weighted average shares outstanding	18,439,569	13,482,590	18,559,206	18,314,017
Basic net earnings per share	$0.54	$0.48	$0.21	$0.09
Diluted weighted average shares outstanding	18,440,958	13,482,590	18,560,594	18,314,017
Diluted net earnings per share	$0.54	$0.48	$0.21	$0.09

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

	2009	2008
Cash flows from operating activities
Net income	$10,046,061	6,433,842
Adjustments to reconcile net income to net cash provided by operating activities
Share capital contribution - rental and interest paid by shareholders	-	32,656
Issuance of stock options for compensation	112,247	-
Depreciation	1,121,989	703,271
Amortization	80,267	78,693
Decrease / (Increase) in current assets
Accounts receivable	(3,269,466)	256,854
Other receivables	12,465	79,100
Inventories	(4,261,570)	(3,696,399)
Advances to suppliers	372,837	(45,061)
Other assets	6,528	(16,581)
(Decrease) / Increase in current liabilities
Accounts payable	1,002,165	131,130
Unearned revenue	(30,100)	33,561
Tax payables	(4,411,497)	1,855,704
Other payables and accrued expenses	199,071	(365,254)
Net cash provided by operating activities	980,997	5,481,516

Cash flows from investing activities
Acquisation of plant, property, and equipment	(465,648)	(4,917,610)
Advances for construction in progress	-	(409,841)
Additions to construction in progress	(3,059,913)	(20,655)
Net cash used in investing activities	(3,525,561)	(5,348,106)

Cash flows from financing activities
Repayment of loan	(525,475)	(1,827,836)
Shares issuance cost	-	1,353,952
Proceeds issuance of shares subject to redemption	-	18,602,720
Restricted cash	75,074	(4,228,641)
(Payments)/proceeds to/from related parties	-	(642,342)
Net cash provided by (used in) financing activities	(450,401)	13,257,854

Effect of exchange rate change on cash and cash equivalents	15,509	513,415
Net increase (decrease) in cash and cash equivalents	(2,979,455)	13,904,679

Cash and cash equivalents, beginning balance	16,612,416	81,716
Cash and cash equivalents, ending balance	$13,632,961	$13,986,395

Supplement disclosure of cash flow information
Interest expense paid	$(339,203)	$(222,260)
Income taxes paid	$(2,734,352)	$-

Non Cash Transaction:
Stock issued for settlement of registration rights liability	$704,494	$-

The accompanying notes are an integral part of these consolidated financial statements.